Exhibit 10.19

                                COMMERCIAL LEASE

DATED:   9-1-96

BETWEEN: KLAMATH COLD STORAGE, INC. 1300 MAIN STREET
         KLAMATH FALLS, OR 97601
         LANDLORD

AND:     THE NEW EARTH COMPANY 1300 MAIN STREET
         KLAMATH FALLS, OR 97601
         TENANT

Landlord leases to Tenant the following described property on the terms and conditions stated below:

Buildings (including units 16-22, 27-31), at 821 spring street and Buildings (including Units 65-67) at 284 Market Street, both in Klamath Falls, Oregon.

This lease includes approximately 9 Forklifts on the subject property.

I. OCCUPANCY

      a) Original Term: The term of this Lease shall commence October 1, 1996, and continue for a term of one year. This lease will automatically renew for terms of one year each unless and until either party notifies the other of termination at least 30 days prior to the end of the original or renewal term.

      b) Possession: Tenant's right to possession and obligations under this Lease shall commence on June I, 1996.

II. RENT

      Basic Rent: Tenant shall pay to Landlord as rent the sum of Fifty-Five Thousand Dollars ($55,000.00) per month. Rent shall be payable on the 1st day of each month in advance at such place as may be designated by Landlord.

III. USE OF THE PREMISES

      a) Restrictions on-use: In connection with the use of the premises, Tenant shall:

      (I) Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and shall correct at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use or as otherwise required from Tenant by the terms of this lease.

      (2) Refrain from any activity which would make it impossible to insure the premises against casualty, would increase the insurance rate, or would prevent Landlord


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            from taking advantage of any ruling of the Oregon Insurance Rating
            Bureau or its successor allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

      (3) Refrain from any use which would be reasonably offensive to other tenants or owners or users of neighboring premises or which would tend to create a nuisance or damage the reputation of the premises.

      (4) Refrain from loading the floors beyond the point considered safe by a competent engineer or architect selected by Landlord. (5) Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord.

      c) Construction of Improvements:

      Tenant shall be entitled to construct such improvements as it shall elect but at its sole expense.

IV.      REPAIRS AND MAINTENANCE

      a) Landlord's Obligations: The following shall be the responsibility of
      Landlord:

      (I)   All utilities (including telephone).

      (2) Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Tenant and Landlord or tenants of other portions of the same building.

      (3) Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the leased premises.

      (4) Major repairs, maintenance and upgrades to the buildings and equipment and including all refrigeration maintenance.

      b) Tenant's Obligations: The following shall be the responsibility of
      Tenant:

      (1) Basic repairs and maintenance to the buildings, property and forklifts and other equipment used by Lessee.

      (2)   Maintain the subject premises in a clean and orderly condition.

      (3)   Any improvements made for Tenant's convenience.

      c) Inspection of Premises: Landlord shall have the right to inspect the premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty-of Landlord to make repairs shall not mature until a reasonable time after Landlord has received from Tenant notice in writing of the repairs that are required.

V. INSURANCE

a) Insurance Required: Landlord shall keep the leased premises insured at Landlord's expense against fire and other risks covered by a standard all-risk insurance policy with an endorsement for extended coverage. Tenant shall bear the expense of any insurance insuring the products and equipment of Tenant on the premises.

b) Waiver of Subrogation: Neither party shall be liable to the other (or to the other's successors


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      or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard all-risk fire insurance policy with an extended coverage endorsement, and in the event of insured loss neither party's insurance company shall have a subrogated claim against the other.

VI. TAXES

      a) Property Taxes: Tenant shall pay as due all taxes on Tenant's personal property located on the leased premises. Landlord shall pay as due all real property taxes and special assessments levied against the leased premises.

      b) Special Assessments: If an assessment for a public improvement is made against the leased premises, Landlord may elect to cause such assessment to be paid in installments, in which case all of the installments payable with respect to the Lease term shall be treated the same as real property taxes as set forth above.

THE NEW EARTH COMPANY                                 KLAMATH COLD STORAGE, INC.

Joe Kollman                                               Marta C. Kollman

Tenant                                                    Landlord


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